Exhibit 99.1

Electromed, Inc. Announces Third Quarter Financial Results

15.4% revenue growth while continuing to execute key strategic initiatives

Company also announces Chief Financial Officer transition

NEW PRAGUE, Minn. -- May 10, 2022 -- (BUSINESS WIRE) -- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for its fiscal 2022 third quarter ended March 31, 2022. Management will host a conference call at 5:00 p.m. Eastern Time today to discuss the results.

Fiscal Third Quarter 2022 Highlights

●	Recorded net revenues of $10.1 million in the quarter, a year-over-year increase of 15.4% driven by home care revenues of $9.0 million.

●	Gross Profit was 76.4% of net revenues, compared with 76.3% of net revenues in the same period a year ago, as rising raw material and shipping costs were offset by higher Medicare allowable pricing, increased operational efficiencies and operating leverage on higher revenue

●	Net Income was $0.6 million, or $0.07 per diluted share, compared with $0.2 million, or $0.03 per diluted share, in the same period a year ago.

●	$9.8 million cash on hand at the end of the quarter, benefitting from $0.2 million in operating cash flow during the quarter. Operating cash flow was negatively impacted compared to the prior year quarter due to increased advance purchases of raw materials to ensure key component supply and mitigate future cost increases.

●	Repurchased 24,551 shares of common stock at a total cost of $299,000.

●	Appointed Christopher Holland as Chief Commercial Officer, a strategic hire who will help drive Electromed’s key strategic growth initiatives.

“I am pleased to report that in the third quarter of fiscal 2022, Electromed generated 15.4% year-over-year revenue growth while managing through a challenging operating environment,” said Kathleen Skarvan, Electromed’s President and Chief Executive Officer. “We continued to achieve key milestones in the execution of our strategic initiatives including the expansion of our sales force, maintaining our next generation development schedule consistent with an expected launch during the first half of fiscal 2023, building the system infrastructure necessary to support future growth, and hiring a Chief Commercial Officer to lead the execution of our growth initiatives. We ended the quarter with positive momentum, our direct sales force at near full staffing and recording the highest home care monthly referrals in company history; we are excited to continue that momentum into the fourth quarter of fiscal 2022.”

Chief Financial Officer Transition

The Company also announced that the Chief Financial Officer, Michael MacCourt, will resign effective July 1, 2022. Mr. MacCourt plans to pursue a new opportunity outside of corporate finance. Michelle C. Wirtz, the Company’s Corporate Controller, will be appointed to the position of Interim Chief Financial Officer on June 1, 2022 prior to Mr. MacCourt exiting the company. Mr. MacCourt is expected to remain an employee through July 1, 2022 to ensure a smooth transition. The Company plans to explore options for a permanent appointment.

“I would like to thank Mike for the valuable contributions he has made since joining Electromed in May of 2020,” said Ms. Skarvan. “His leadership and expertise have strengthened our corporate finance function during his tenure and he has been a trusted advisor to me. I wish him well in his future endeavors.”

Ms. Skarvan added, “I am delighted to announce Michelle’s appointment. She possesses a strong corporate finance, accounting and external reporting background, healthcare experience, and is intimately familiar with Electromed’s business model,” said Ms. Skarvan. “We can’t think of a better candidate to assume the role as we explore our options for a permanent appointment.”

Ms. Wirtz currently serves as Corporate Controller at Electromed and brings over 15 years of experience in accounting, financial analysis, SEC reporting, and M & A transaction support. Prior to joining Electromed, Ms. Wirtz served as Corporate Controller for Icario, Inc., a national health-tech company providing member engagement solutions to U.S. health insurers, from June 2018 to December 2021. Prior to joining Icario, Ms. Wirtz served as a Senior Consultant, Finance and Accounting, for Salo, Inc., and held positions of increasing responsibility at global CPA firms Ernst & Young and RSM McGladrey. Ms. Wirtz holds an active CPA license in the state of Minnesota.

Fiscal Third Quarter 2022 Results

Net revenues in the third quarter of the Company’s fiscal year ending June 30, 2022 (“fiscal 2022”) increased 15.4% year-over-year to $10.1 million, from $8.8 million in the third quarter of the Company’s fiscal year ended June 30, 2021 (“fiscal 2021”), driven largely by 10.7% growth in the home care business which benefitted from a growth in referrals due to increased direct sales representative productivity. Field sales employees totaled 51 at the end of the third quarter of fiscal 2022, 42 of which were direct sales representatives, compared to 48 field sales employees and 39 direct sales representatives at the end of the third quarter of fiscal 2021. Sales force productivity remained strong during the quarter, with annualized home care revenue per direct sales representative at $943,000, above the Company’s targeted range of $800,000 to $900,000.

Institutional revenue declined 11.5% to $0.4 million in the third quarter of fiscal 2022, primarily due to lower capital sales compared to the same period in fiscal 2021. Distributor revenue increased 395.2% to $0.5 million in the third quarter of fiscal 2022 from $0.1 million in the same period a year ago, primarily due to increased demand from one of our key distribution partners. International revenue increased 157.9% to $0.2 million in the third quarter of fiscal 2022.

Gross profit in the third quarter of fiscal 2022 increased to $7.7 million, or 76.4% of net revenues, from $6.7 million, or 76.3% of net revenues, in the third quarter of fiscal 2021, as rising raw material and shipping costs were offset by higher Medicare allowable pricing, increased operational efficiencies and operating leverage on higher revenue.

Operating income totaled $0.9 million in the third quarter of fiscal 2022, compared to $0.2 million in the third quarter of fiscal 2021. The higher operating income was driven by 15.4% revenue growth compared to prior year, partially offset by increased strategic investment in sales, general and administrative costs.

Net income for the third quarter of fiscal 2022 was $0.6 million, or $0.07 per diluted share, compared to $0.2 million, or $0.03 per diluted share, in the third quarter of fiscal 2021.

As of March 31, 2022, Electromed had $9.8 million in cash, $19.6 million in accounts receivable, working capital of $28.0 million and total shareholders’ equity of $34.0 million

Webcast and Conference Call Information

Electromed will host a conference call at 5:00 p.m. Eastern Time today, May 10, 2022. Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International), and using pin number 13729193.

The call will be webcast live and will be available for replay in the Investor Relations section of Electromed’s web site at investors.smartvest.com.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets; the risks associated with cyberattacks, data breaches, computer viruses and other similar security threats, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts

Mike MacCourt, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Financial Tables Follow

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2022	June 30, 2021
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$9,844,000	$11,889,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	19,614,000	17,032,000
Contract assets	295,000	393,000
Inventories	2,089,000	2,114,000
Prepaid expenses and other current assets	991,000	276,000
Income tax receivable	155,000	-
Total current assets	32,988,000	31,704,000
Property and equipment, net	4,309,000	3,605,000
Finite-life intangible assets, net	611,000	663,000
Other assets	77,000	88,000
Deferred income taxes	1,034,000	1,049,000
Total assets	$39,019,000	$37,109,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	1,163,000	685,000
Accrued compensation	2,301,000	2,474,000
Income tax payable	-	288,000
Warranty reserve	938,000	940,000
Other accrued liabilities	564,000	252,000
Total current liabilities	4,966,000	4,639,000
Other long-term liabilities	43,000	54,000
Total liabilities	5,009,000	4,693,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,508,788 and 8,533,209 shares issued and outstanding, respectively	85,000	85,000
Additional paid-in capital	18,042,000	17,409,000
Retained earnings	15,883,000	14,922,000
Total shareholders’ equity	34,010,000	32,416,000
Total liabilities and shareholders’ equity	$39,019,000	$37,109,000

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021

Net revenues	$10,141,000	$8,787,000	$30,390,000	$26,287,000
Cost of revenues	2,398,000	2,086,000	7,066,000	5,913,000
Gross profit	7,743,000	6,701,000	23,324,000	20,374,000

Operating expenses
Selling, general and administrative	6,544,000	6,051,000	19,806,000	16,490,000
Research and development	336,000	407,000	1,041,000	1,396,000
Total operating expenses	6,880,000	6,458,000	20,847,000	17,886,000
Operating income	863,000	243,000	2,477,000	2,488,000
Interest income, net	6,000	10,000	21,000	29,000
Net income before income taxes	869,000	253,000	2,498,000	2,517,000

Income tax expense	224,000	29,000	576,000	555,000
Net income	$645,000	$224,000	$1,922,000	$1,962,000

Income per share:

Basic	$0.08	$0.03	$0.23	$0.23

Diluted	$0.07	$0.03	$0.22	$0.22

Weighted-average common shares outstanding:
Basic	8,454,504	8,576,523	8,485,856	8,565,839
Diluted	8,744,535	8,907,045	8,762,963	8,921,494

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine months Ended March 31,
	2022	2021
Cash Flows From Operating Activities
Net income	$1,922,000	$1,962,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	368,000	359,000
Amortization of finite-life intangible assets	105,000	99,000
Share-based compensation expense	703,000	756,000
Deferred income taxes	15,000	102,000
Changes in operating assets and liabilities:
Accounts receivable	(2,582,000)	(3,296,000)
Contract assets	98,000	345,000
Inventories	9,000	839,000
Prepaid expenses and other current assets	(519,000)	(69,000)
Income tax receivable	(443,000)	8,000
Accounts payable and accrued liabilities	550,000	350,000
Accrued compensation	(173,000)	869,000
Net cash provided by operating activities	53,000	2,324,000

Cash Flows From Investing Activities
Investment in property and equipment	(980,000)	(105,000)
Investment in finite-life intangible assets	(86,000)	(103,000)
Net cash used in investing activities	(1,066,000)	(208,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	-	46,000
Taxes paid on stock options exercised on a net basis	(70,000)	(141,000)
Repurchase of common stock	(962,000)	-
Net cash used in financing activities	(1,032,000)	(95,000)
Net (decrease) increase in cash	(2,045,000)	2,021,000

Cash And Cash Equivalents
Beginning of period	11,889,000	10,479,000
End of period	$9,844,000	$12,500,000